Exhibit 1

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

For immediate release

BAT PLC

Response to Recent Speculation

BAT PLC ("BAT") notes the recent press speculation relating to a potential disposal of part of its shareholding in ITC Limited ("ITC").  BAT confirms that it is evaluating a possible disposal of a small part of BAT’s shareholding in ITC by means of an on-market block trade. There can be no certainty that any such transaction will proceed, nor can there be any certainty as to the terms of any potential transaction.  A further announcement will be made if and when appropriate.

The person responsible for arranging for the release of this announcement on behalf of BAT PLC is Caroline Ferland, Group Company Secretary.

ENQUIRIES

Media Centre
+44 (0) 20 7845 2888 (24 hours) | press_office@bat.com | @BATplc

Investor Relations
Victoria Buxton: +44 (0)20 7845 2012 | IR_team@bat.com

About BAT

BAT is a leading, multi-category consumer goods business. Our purpose is to create A Better Tomorrow™ by Building a Smokeless World. This commitment is demonstrated by our ambition to generate 50% of our revenue from non-combustible products by 2035.

The company continues to be clear that combustible cigarettes pose serious health risks, and the only way to avoid these risks is not to start or to quit. To help Build a Smokeless World, BAT encourages those who would otherwise continue to smoke to switch completely to scientifically-substantiated alternatives.

BAT aims to have 50 million consumers of its non-combustible products by 2030 and to generate £5 billion of New Categories revenue by 2025. BAT has a range of Sustainability targets, including a 50% reduction in Scope 1 and 2 GHG emissions and a 50% reduction in Scope 3 GHG emissions by 2030 (vs 2020 baseline), and 100% of packaging to be reusable, recyclable or compostable by 2025.

BAT employs over 46,000 people and, in 2023, the BAT Group generated revenue of £27.28 billion, with an adjusted profit from operations of £12.46 billion.

The company’s Strategic Portfolio is made up of its global cigarette brands and a growing range of nicotine and smokeless tobacco products. These include our Vapour brand Vuse; our Heated Product brand glo; and Velo our Modern Oral (nicotine pouch) brand. These New Category products have delivered more than £3 billion in annual revenue since their introduction a decade ago.

We currently have 24 million consumers of non-combustible products, the revenue from which accounted for 16.5% of Group revenue in 2023.

* Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive.
† Our vapour product Vuse (including Alto, Solo, Ciro and Vibe), and certain products, including Velo, Grizzly, Kodiak, and Camel Snus, which are sold in the U.S., are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance.

Further information

This announcement contains inside information in relation to BAT PLC for the purposes of Article 7 of the Market Abuse Regulation.

The securities referred to herein will not be, and have not been, registered under the United States Securities Act of 1933, as amended (the "Securities Act") and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Forward-looking statements

This release contains certain forward-looking statements, including "forward-looking" statements made within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as "believe," "anticipate," "could," "may," "would," "should," "intend," "plan," "potential," "predict," "will," "expect," "estimate," "project," "positioned," "strategy," "outlook", "target" and similar expressions. These include statements regarding our customer target ambition, New Categories revenue targets and our ESG targets.

 All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors. It is believed that the expectations reflected in this release are reasonable but they may be affected by a wide range of variables that could cause actual results to differ materially from those currently anticipated. A review of the reasons why actual results and developments may differ materially from the expectations disclosed or implied within forward-looking statements can be found by referring to the information contained under the headings “Cautionary Statement” and "Group Principal Risks " in the 2023 Annual Report and Form 20-F of British American Tobacco p.l.c. (BAT).

 Additional information concerning these and other factors can be found in BAT's filings with the U.S. Securities and Exchange Commission ("SEC"), including the Annual Report on Form 20-F and Current Reports on Form 6-K, which may be obtained free of charge at the SEC's website, http://www.sec.gov and BAT’s Annual Reports, which may be obtained free of charge from the BAT website www.bat.com.

Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. The forward-looking statements reflect knowledge and information available at the date of preparation of this release and BAT undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements.